Exhibit 99.1

Willdan Group Reports Second Quarter 2015 Financial Results

•                  36% Revenue Increase

•                  $0.20 Earnings per Diluted Share

•                  59% EBITDA Growth

Investment Community Conference Call Today at 5:00 p.m. Eastern Time

ANAHEIM, Calif. — August 13, 2015 — Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its second quarter ended July 3, 2015, and provided a business update.

For the second quarter of 2015, Willdan reported total contract revenue of $36.8 million and net income of $1.6 million, or $0.20 per basic and diluted share.  For the six months ended July 3, 2015, total contract revenue was $70.1 million and net income was $3.1 million, or $0.40 and $0.38 per basic and diluted share, respectively. The decline in diluted earnings per share for the three and six month periods is entirely due to the increase in the 2015 effective tax rate.

EBITDA (as defined below) was $3.3 million for the second quarter of 2015, as compared with $2.1 million for the second quarter of 2014, an increase of 57.1%.

“We delivered another strong quarter of year-over-year revenue and EBITDA growth, driven by solid organic growth and positive contributions from our recent energy efficiency engineering acquisitions,” said Tom Brisbin, Willdan’s Chief Executive Officer.  “Our vision for the synergies from our acquisition strategy is now occurring.  Through our cross selling efforts, we have already won several new performance contracts, across a diverse set of customers around the country.   As we grow in scale, we continue to see improvement in our operating leverage, which resulted in our EBITDA margin increasing to 9.0% in the second quarter of 2015, up from 7.8% in the same period last year.  We continue to see strong demand for energy efficiency services from both utilities and end-users, and our expanded capabilities position us well to capture an increasing share of this market.  We have a growing pipeline of new business opportunities that we believe will drive a strong second half of 2015.”

Second Quarter 2015 Financial Highlights

Total contract revenue for the second quarter of 2015 increased 36.3% to $36.8 million, as compared with $27.0 million for the second quarter of 2014. The increase was due primarily to an increase of $7.8 million, or 56.9%, in contract revenue for the Energy Efficiency Services segment to $21.5 million for the second quarter of 2015. Contract revenue for Engineering Services, Public Finance Services, and Homeland Security Services was $11.5 million, $3.0 million and $0.7 million, respectively.

Direct costs of contract revenue were $22.9 million for the second quarter of 2015, compared with $16.3 million for the second quarter of 2014. Included in direct costs of contract revenue for the second quarter of 2015 was incremental direct costs of revenue of $6.2 million attributable to our acquisitions of 360 Energy Engineers, LLC (“360 Energy”) and Abacus Resource Management Company (“Abacus”) that we completed on January 15, 2015. Excluding the increase in direct costs of contract revenue attributable to the acquisitions, direct costs of contract revenue increased primarily because of an increased demand for the energy efficiency services. These services generally utilize a higher percentage of subcontractors than Willdan’s other businesses.

Revenue, net of subcontractor costs, for the second quarter of 2015 increased 27.4% to $27.0 million from $21.2 million for the second quarter of 2014.

Total general and administrative expenses for the second quarter of 2015 increased by 27.6% to $11.1 million from $8.7 million for the prior year period, due primarily to higher employee costs, largely resulting from increased head count within our Energy Efficiency Services and Engineering Services segments.  This cost increase was less than the percentage of revenue increase in the quarter.

Income tax expense was $1.1 million for the second quarter of 2015, as compared to $0.1 million for the second quarter of 2014.  The difference between income tax expense for the second quarter of 2015 versus the second quarter of 2014 is primarily due to the recognition of an income tax benefit for net operating loss carryforwards that were fully utilized during 2014.

Six Months 2015 Financial Highlights

Total contract revenue for the six months ended July 3, 2015 increased 41.1% to $70.1 million, as compared with $49.7 million for the six months ended June 27, 2014. The increase was due primarily to an increase of $16.4 million, or 68.1%, in contract revenue for the Energy Efficiency Services segment to $40.4 million for the six months ended July 3, 2015. Excluding the increase in revenue contributed from the acquisitions of Abacus and 360 Energy, contract revenue for the Energy Efficiency Services segment increased primarily because of increased demand for energy efficiency services in the states of New York and California. Contract revenue for Engineering Services, Public Finance Services, and Homeland Security Services was $22.3 million, $5.7 million and $1.6 million, respectively.

Direct costs of contract revenue were $42.7 million for the six months ended July 3, 2015, compared with $29.5 million for the six months ended June 27, 2014. Included in direct costs of contract revenue for the six months ended July 3, 2015 was incremental direct costs of revenue of $8.8 million attributable to our acquisitions of 360 Energy and Abacus that we completed on January 15, 2015. Excluding the increase in direct costs of contract revenue attributable to the acquisitions, direct costs of contract revenue increased primarily because of an increased demand for the energy efficiency services. These services generally utilize a higher percentage of subcontractors than Willdan’s other businesses.

Revenue, net of subcontractor costs, for the six months ended July 3, 2015 increased 31.1% to $52.0 million from $39.7 million for the six months ended June 27, 2014.

Total general and administrative expenses for the six months ended July 3, 2015 increased by 29.6% to $21.9 million from $16.9 million for the prior year period, due primarily to higher employee costs, largely resulting from increased head count within our Energy Efficiency Services and Engineering Services segments. This cost increase was less than the percentage of revenue increase in the quarter.

EBITDA (as defined below) was $6.4 million for the six months ended July 3, 2015, as compared with $3.5 million for the prior year period, an increase of 82.9%.

Income tax expense was $2.2 million for the six months ended July 3, 2015, as compared to $0.1 million for the six months ended June 27, 2014. The difference between income tax expense for the first half of 2015 versus the first half of 2014 is primarily due to the recognition of an income tax benefit for net operating loss carryforwards that were fully utilized and no longer available to offset taxable income this year.

Net income for the six months ended July 3, 2015 decreased by $0.1 million, to $3.1 million, or $0.38 per diluted share, compared with net income of $3.2 million, or $0.43 per diluted share, for the six months ended June 27, 2014.

Liquidity and Capital Resources

Willdan reported $15.1 million in cash and cash equivalents at July 3, 2015, an increase from $12.1 million at April 3, 2015, due to strong cash flow from operations.

	Three Months Ended		Six Months Ended
In thousands (except per share data)	July 3, 2015	June 27, 2014	July 3, 2015	June 27, 2014
Revenue	$36,773	$26,970	$70,070	$49,656

Income from operations	2,804	1,941	5,433	3,253
Interest income	—	1	—	3
Interest expense	(58)	(3)	(108)	(7)
Other, net	(36)	18	18	67
Income tax expense	1,108	64	2,246	108
Net income	$1,602	$1,893	$3,097	$3,208

Earnings per share:
Basic	$0.20	$0.26	$0.40	$0.43
Diluted	$0.20	$0.25	$0.38	$0.43

Weighted average shares outstanding:
Basic	7,824	7,405	7,795	7,401
Diluted	8,136	7,661	8,106	7,517

Outlook

For 2015, Willdan expects to generate revenue of between $135 million and $145 million, and expects a tax rate of approximately 41%.  Willdan also continues to anticipate that the growth rate in EBITDA will exceed the growth rate in revenue in 2015 due to margin improvement.

Use of Non-GAAP Financial Measures

“Revenue, net of subcontractor costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, we routinely subcontract various services. Generally, these subcontractor costs are passed through to our clients and, in accordance with Generally Accepted Accounting Principles (GAAP) and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, we segregate costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with GAAP to revenues, net of subcontractor costs is provided at the end of this news release.

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a supplemental measure used by Willdan’s management to evaluate its operating performance.  Willdan defines EBITDA as net income plus interest expense (income), income tax expense, depreciation and amortization. EBITDA margin is EBITDA divided by revenue. Our definition of EBITDA may differ from those of many companies reporting similarly named measures. Willdan believes EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-operational items from its operational results, which may facilitate comparison of its results from period to period. A reconciliation of net income as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Willdan’s definition of Revenue, net of subcontractor costs, and EBITDA may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenues and net income.

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, August 13, 2015, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 888-359-3624 (719-325-2393 for international callers).  When prompted, ask for the “Willdan Group, Inc., Second Quarter 2015 Conference Call.”  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events.

The telephonic replay of the conference call may be accessed approximately two hours after the call through August 27, 2015, by dialing 888-203-1112 (719-457-0820 for international callers).  The replay access code is 6250178.  The webcast replay will be archived for 12 months.

About Willdan Group, Inc.

Willdan provides professional consulting and technical services to utilities, public agencies and private industry throughout the United States. The Company’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting, and national preparedness. Willdan provides integrated technical solutions to extend the reach and resources of its clients, and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan’s website at www.willdan.com.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 2, 2015. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 3, 2015	January 2, 2015

Assets
Current assets:
Cash and cash equivalents	$15,099,000	$20,371,000
Accounts receivable, net of allowance for doubtful accounts of $926,000 and $662,000 at July 3, 2015 and January 2, 2015, respectively	19,392,000	13,189,000
Costs and estimated earnings in excess of billings on uncompleted contracts	16,929,000	12,170,000
Other receivables	323,000	208,000
Prepaid expenses and other current assets	1,475,000	2,244,000
Total current assets	53,218,000	48,182,000

Equipment and leasehold improvements, net	2,690,000	1,384,000
Goodwill	16,856,000	—
Other intangible assets, net	1,819,000	—
Other assets	458,000	535,000
Deferred income taxes, net	4,187,000	4,558,000
Total assets	$79,228,000	$54,659,000

Liabilities and Stockholders’ Equity
Current liabilities:
Excess of outstanding checks over bank balance	$2,403,000	$2,198,000
Accounts payable	7,508,000	3,237,000
Accrued liabilities	11,359,000	10,668,000
Contingent consideration payable	2,552,000	—
Billings in excess of costs and estimated earnings on uncompleted contracts	6,091,000	3,863,000
Notes payable	3,562,000	355,000
Capital lease obligations	339,000	324,000
Deferred income taxes	3,700,000	3,131,000
Total current liabilities	37,514,000	23,776,000

Contingent consideration payable	3,558,000	—
Notes payable	1,912,000	—
Capital lease obligations	297,000	306,000
Deferred lease obligations	249,000	164,000
Total liabilities	43,530,000	24,246,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized: 7,855,000 and 7,635,000 shares issued and outstanding at July 3, 2015 and January 2, 2015, respectively	77,000	76,000
Additional paid-in capital	37,623,000	35,436,000
Accumulated deficit	(2,002,000)	(5,099,000)
Total stockholders’ equity	35,698,000	30,413,000
Total liabilities and stockholders’ equity	$79,228,000	$54,659,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2015	2014	2015	2014

Contract revenue	$36,773,000	$26,970,000	$70,070,000	$49,656,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	8,210,000	7,003,000	16,195,000	13,205,000
Subcontractor services and other direct costs	14,685,000	9,296,000	26,506,000	16,292,000
Total direct costs of contract revenue	22,895,000	16,299,000	42,701,000	29,497,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	6,282,000	5,014,000	12,923,000	9,932,000
Facilities and facilities related	948,000	1,125,000	1,996,000	2,187,000
Stock-based compensation	154,000	52,000	278,000	93,000
Depreciation and amortization	498,000	102,000	927,000	205,000
Other	3,192,000	2,437,000	5,812,000	4,489,000
Total general and administrative expenses	11,074,000	8,730,000	21,936,000	16,906,000
Income from operations	2,804,000	1,941,000	5,433,000	3,253,000

Other income (expense), net:
Interest income	—	1,000	—	3,000
Interest expense	(58,000)	(3,000)	(108,000)	(7,000)
Other, net	(36,000)	18,000	18,000	67,000
Total other (expense) income, net	(94,000)	16,000	(90,000)	63,000
Income before income taxes	2,710,000	1,957,000	5,343,000	3,316,000

Income tax expense	1,108,000	64,000	2,246,000	108,000
Net income	$1,602,000	$1,893,000	$3,097,000	$3,208,000

Earnings per share:
Basic	$0.20	$0.26	$0.40	$0.43
Diluted	$0.20	$0.25	$0.38	$0.43

Weighted-average shares outstanding:
Basic	7,824,000	7,405,000	7,795,000	7,401,000
Diluted	8,136,000	7,661,000	8,106,000	7,517,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	July 3, 2015	June 27, 2014
Cash flows from operating activities:
Net income	$3,097,000	$3,208,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	921,000	205,000
Deferred income taxes	940,000	—
Loss on sale of equipment	3,000	2,000
Provision for doubtful accounts	440,000	191,000
Stock-based compensation	278,000	93,000
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(5,598,000)	755,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,269,000)	(3,388,000)
Other receivables	(115,000)	(237,000)
Prepaid expenses and other current assets	810,000	1,138,000
Other assets	77,000	(313,000)
Accounts payable	3,789,000	1,128,000
Changes in excess of outstanding checks over bank balance	205,000	(54,000)
Accrued liabilities	217,000	1,333,000
Billings in excess of costs and estimated earnings on uncompleted contracts	2,158,000	423,000
Deferred lease obligations	85,000	(76,000)
Net cash provided by operating activities	3,038,000	4,408,000

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,329,000)	(330,000)
Cash paid for acquisitions, net of cash acquired	(8,168,000)	—
Net cash used in investing activities	(9,497,000)	(330,000)

Cash flows from financing activities:
Payments on notes payable	(1,131,000)	(402,000)
Proceeds from notes payable	2,000,000	—
Principal payments on capital lease obligations	(107,000)	183,000
Proceeds from stock option exercise	347,000	84,000
Proceeds from sales of common stock under employee stock purchase plan	78,000	28,000
Net cash provided by (used in) financing activities	1,187,000	(107,000)
Net (decrease) increase in cash and cash equivalents	(5,272,000)	3,971,000
Cash and cash equivalents at beginning of the period	20,371,000	8,134,000
Cash and cash equivalents at end of the period	$15,099,000	$12,105,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$104,000	$7,000
Income taxes	367,000	20,000

Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$4,250,000	$—
Issuance of common stock related to business acquisitions	1,485,000	—
Contingent consideration related to business acquisitions	6,110,000	—
Equipment acquired under capital lease obligations	$113,000	$334,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and “Revenue, Net of Subcontractor Costs”

	Three Months Ended				Six Months Ended
	July 3,	June 27,	Change		July 3,	June 27,	Change
	2015	2014	$	%	2015	2014	$	%
Contract revenue	$36,773,000	$26,970,000	9,803,0000	36	$70,070,000	$49,656,000	20,414,000	41
Subcontractor costs	9,787,000	5,783,000	4,004,000	69	18,084,000	9,977,000	8,107,000	81

Revenue, net of subcontractor costs	26,986,000	21,187,000	5,799,000	27	51,986,000	39,679,000	12,307,000	31

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

The following is a reconciliation of net income to EBITDA:

	Three Months Ended		Six Months Ended
In thousands	July 3, 2015	June 27, 2014	July 3, 2015	June 27, 2014
Net income	$1,602	$1,893	$3,097	$3,208
Interest income	—	(1)	—	(3)
Interest expense	58	3	108	7
Income tax expense	1,108	64	2,246	108
Gain on sale of assets	(3)	—	(3)	(2)
Depreciation and amortization	498	102	927	205
EBITDA	$3,263	$2,061	$6,375	$3,523

Contact:

Willdan Group, Inc.
Stacy McLaughlin
Chief Financial Officer
Tel: 714-940-6300
smclaughlin@willdan.com

Or

Investor/Media Contact
Financial Profiles, Inc.
Tel: 310-478-2700
Moira Conlon: mconlon@finprofiles.com
Kristen Papke: kpapke@finprofiles.com